Exhibit 3 (f)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TXU ELECTRIC DELIVERY COMPANY

Pursuant to the provisions of Articles 4.04 and 10.03 of the Texas Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its articles of incorporation.

ARTICLE ONE

The name of the corporation is TXU Electric Delivery Company (the “Corporation”).

ARTICLE TWO

The amendment changes Article One of the articles of incorporation and Article One is amended to read in its entirety as follows:

“ARTICLE ONE.

The name of the Corporation is Oncor Electric Delivery Company.”

ARTICLE THREE

These Articles of Amendment were approved in the manner required by the Act and the Corporation’s constituent documents.

TXU ELECTRIC DELIVERY COMPANY

By:	/s/ Kim K. W. Rucker
Kim K. W. Rucker Secretary